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                                                                   EXHIBIT 99.1



                                            CONTACT: Curtis Lightburn
                                                     Vice President
                                                     Investor Relations
                                                     813/829-2408
                                                     cglightburn@intermedia.com


        INTERMEDIA ANNOUNCES COMMENCEMENT OF PRIVATE OFFERING AND INTENT
                   TO PUBLICLY OFFER WEB HOSTING SUBSIDIARY


TAMPA, FL (February 9, 1999) - Intermedia Communications Inc. (Nasdaq: ICIX), today announced the commencement of private offerings of $500 million of ten-year notes.

The net proceeds from the offerings of the notes will be used to fund the cost of acquisition or construction by the Company of telecommunications-related assets and for general corporate purposes. A portion of the Company's expansion may occur through acquisitions (utilizing cash or securities of the Company) as an alternative to direct investments in the assets required to implement the expansion.

The notes to be sold in the offerings have not been and will not be registered under the Securities Act or any state securities or blue sky laws, and may not be offered or sold in the United States or in any state thereof absent registration or an applicable exemption from the registration requirements of such laws.

The Company also announced its intent to cause its wholly-owned Web hosting subsidiary, DIGEX, Incorporated, to offer to sell a portion of its capital stock to the public. While Intermedia expects to own at least 51% of the capital stock of DIGEX after the public offering, the Company may take other actions in the future which would further decrease its ownership interest. DIGEX anticipates using the proceeds of the public offering to finance a portion of the expenses and capital requirements associated with the continued rapid expansion of the Web hosting business, including constructing additional data centers.

Intermedia may elect not to proceed with the DIGEX offering based on valuation issues or marketing considerations. There can be no assurance that DIGEX will successfully complete the planned public offering or, if completed, of the timing or the proceeds thereof.

Intermedia provides integrated telecommunications solutions to business and government customers. These solutions include voice and data, local and long distance, and advanced network access services in major U.S. markets. Intermedia's enhanced data portfolio, including frame relay networking, ATM, and a full range of business Internet connectivity and web hosting services, offers seamless end-to-end service virtually anywhere in the world.

Intermedia is headquartered in Tampa, Florida and can be found on the World Wide Web at http://www.intermedia.com.

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